C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2026 First Quarter Results
Eden Prairie, MN, April 29, 2026 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended March 31, 2026.
First Quarter Highlights:
•C.H. Robinson continues to deliver secular earnings growth driven by market share gains, disciplined revenue management, a cost of hire advantage versus the market, and evergreen productivity improvements fueled by its Lean AI strategy
•North American Surface Transportation ("NAST") total volume was flat year-over-year compared to a 6.2% decline in the Cass Freight Shipment Index
•NAST adjusted gross profit margin(1) held flat at 14.6% despite a significant increase in truckload spot market costs
•Income from operations decreased 0.7% to $175.7 million
•Adjusted income from operations(1) increased 5.6% to $195.9 million
•Diluted earnings per share (EPS) increased 9.9% to $1.22
•Adjusted diluted EPS(1) increased 15.4% to $1.35
•Cash generated by operations decreased by $37.9 million to $68.6 million, primarily due to unfavorable changes in net operating working capital caused by higher truckload prices
•Cash returned to shareholders increased 105.6% to $359.8 million
(1) Adjusted gross profit margin, adjusted income from operations, and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 10 through 12 for further discussion and GAAP to Non-GAAP Reconciliations.

"As has been widely discussed in recent months, the North American trucking market has entered a period of supply-driven tightening," said President and Chief Executive Officer, Dave Bozeman. "As that has occurred, we’ve heard old tapes being replayed regarding which transportation providers benefit most during certain parts of the truckload cycle. But those storylines don't fully appreciate the secular earnings growth that has consistently been generated at the new C.H. Robinson regardless of market conditions."

"The first quarter of 2026 was another example of this, and our adjusted earnings per share increased 15% year-over-year despite a significant increase in truckload spot market costs," Bozeman added. "We continued to outperform by opportunistically capturing transactional volumes at higher margins as the industry’s tender rejection rates increased, by continuing to exercise our disciplined revenue management practices, by repricing some of our contractual business in a very targeted fashion, and by continuing to widen our cost of hire advantage, all of which have improved as we implemented our Lean operating model. This enabled us to optimize our adjusted gross profit per truckload shipment and maintain our NAST gross margin despite having to absorb the elevated cost of capacity. Additionally, we gained market share in our NAST business for the 12th consecutive quarter, and we continued to deliver evergreen productivity improvements across our business."

"Over the past year, we’ve consistently said that we’re not immune to macroeconomic conditions or an inflection in spot costs, but that we are managing those conditions better than we have in the past and better than our competitors. Our first quarter performance puts another check mark on our say-do scorecard."

"Our ability to consistently outperform over the last two plus years is a result of focusing on controlling what we can control and the strength of our Lean AI strategy. Lean AI is our unique, disciplined approach to AI innovation that is transforming supply chains. It combines the principles of our Robinson operating model – rooted in Lean methodology – with the power of custom-built AI, and the expertise of our people, to maximize value, minimize waste, and drive better outcomes for customers and carriers. As we continue to purposefully engineer our work to drive higher automation, an industry-leading cost to serve and improved customer outcomes, all of this is aimed at building the best model for demonstrable outgrowth while continuing to have industry-leading operating margins."

"I’m proud of our employees for navigating ever-changing market conditions with discipline and ingenuity, and for embracing the culture shift that has fundamentally changed this company. As the pacesetter for innovation in our industry, we will continue to use our domain expertise to build technology that delivers on our customer promise and drives higher value for all our stakeholders," said Bozeman.

Summary of First Quarter of 2026 Results Compared to the First Quarter of 2025
•Total revenues decreased 0.8% to $4.0 billion, primarily driven by lower volume in our ocean and truckload services and lower pricing in our ocean services. This was partially offset by higher pricing in our truckload and less than truckload ("LTL") services.
•Gross profits decreased 1.6% to $646.6 million. Adjusted gross profits(1) decreased 1.9% to $660.5 million, primarily driven by lower adjusted gross profit per transaction and lower volume in our ocean services. This was partially offset by higher adjusted gross profit per transaction in our LTL services.
•Operating expenses decreased 2.3% to $484.8 million. Personnel expenses increased 1.2% to $352.7 million, primarily due to higher restructuring charges related to workforce reductions. This was partially offset by cost optimization efforts and productivity improvements. Average employee headcount declined 12.3%. Other selling, general and administrative (“SG&A”) expenses decreased 10.6% to $132.1 million, primarily due to a prior year impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building. In addition, other SG&A expenses declined across several expense categories in 2026 due to cost optimization efforts.
•Income from operations totaled $175.7 million, down 0.7% due to the decrease in adjusted gross profit and higher restructuring charges, partially offset by the decrease in operating expenses. Adjusted operating margin(1) of 26.6% increased 30 basis points.
•Interest and other income/expense, net totaled $9.0 million of expense, consisting primarily of $14.0 million of interest expense, which decreased $2.8 million versus last year due to a lower average debt balance and lower variable interest rates. The first quarter of 2026 results also include a $1.7 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 11.7% compared to 13.7% in the first quarter of 2025. The lower rate in the first quarter of 2026 was driven by higher tax benefits related to stock-compensation deliveries, partially offset by non-recurring discrete items and lower U.S. and foreign tax credits and incentives.
•Net income totaled $147.2 million, up 8.8% from a year ago. Diluted EPS of $1.22 increased 9.9%. Adjusted diluted EPS(1) of $1.35 increased 15.4%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 10 through 12 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2026	2025	% change
Total revenues	$2,947,323	$2,868,420	2.8%
Adjusted gross profits(1)	431,077	418,324	3.0%
Income from operations	145,130	143,671	1.0%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding restructuring are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the NAST segment totaled $2.9 billion, an increase of 2.8% over the prior year, primarily driven by higher pricing in our truckload and LTL services. NAST adjusted gross profits increased 3.0% in the quarter to $431.1 million. Adjusted gross profits in truckload decreased 1.9% due to a 3.5% decrease in volume, which was partially offset by a 1.5% increase in adjusted gross profit per shipment. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 11.0% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, increased 13.0%, resulting in a 1.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 10.5% versus the year-ago period, driven by an 8.5% increase in adjusted gross profit per order and a 2.0% increase in LTL volume. Total NAST truckload and LTL volume was flat versus the year-ago period and outpaced the market indices. Operating expenses increased 4.1%, primarily due to restructuring charges related to workforce reductions in the current year, partially offset by cost optimization efforts and productivity improvements. First quarter average employee headcount was down 10.0% year-over-year. Income from operations increased 1.0% to $145.1 million, and adjusted operating margin declined 60 basis points to 33.7%. Adjusted operating margin - excluding restructuring(1) increased 310 basis points to 37.4%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended March 31,
	2026	2025	% change
Total revenues	$664,730	$774,888	(14.2)%
Adjusted gross profits(1)	162,291	184,628	(12.1)%
Income from operations	31,684	42,943	(26.2)%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding restructuring are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

First quarter total revenues for the Global Forwarding segment decreased 14.2% to $664.7 million, primarily driven by lower volume and pricing in our ocean services. Adjusted gross profits decreased 12.1% in the quarter to $162.3 million. Ocean adjusted gross profits decreased 22.1%, driven by a 12.5% decrease in adjusted gross profit per shipment and a 10.5% decline in shipments. Air adjusted gross profits decreased 0.5%, driven by a 15.0% decline in metric tons shipped, partially offset by a 16.5% increase in adjusted gross profit per metric ton shipped. Customs adjusted gross profits increased 20.0%, driven by a 22.0% increase in adjusted gross profit per transaction, partially offset by a 2.0% reduction in transaction volume. Operating expenses decreased 7.8%, primarily due to cost optimization efforts and productivity improvements and lower incentive compensation. First quarter average employee headcount decreased 14.8% year-over-year. Income from operations decreased 26.2% to $31.7 million, and adjusted operating margin declined 380 basis points to 19.5% in the quarter. Adjusted operating margin - excluding restructuring(1) declined 220 basis points to 21.1%.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended March 31,
	2026	2025	% change
Total revenues	$400,881	$403,432	(0.6)%
Adjusted gross profits(1):
Robinson Fresh	$37,517	$37,653	(0.4)%
Managed Solutions	29,608	27,846	6.3%
Other Surface Transportation(2)	—	4,637	(100.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.
(2) Includes our Europe Surface Transportation business, which was divested as of February 1, 2025.

First quarter Robinson Fresh adjusted gross profits decreased 0.4% to $37.5 million driven by margin compression in retail customers. Managed Solutions adjusted gross profits increased 6.3% due to an increase in freight under management.

Other Income Statement Items
Interest and other income/expense, net totaled $9.0 million of expense, consisting primarily of $14.0 million of interest expense, which decreased $2.8 million versus the first quarter of 2025 due to a lower average debt balance and lower variable interest rates. The first quarter of 2026 results also include a $1.7 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
The first quarter effective tax rate was 11.7%, down from 13.7% in the first quarter of 2025. The lower rate in the first quarter of 2026 was driven by higher tax benefits related to stock-compensation deliveries, partially offset by non-recurring discrete items and lower U.S. and foreign tax credits and incentives. For 2026, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were down 0.8% year-over-year.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $68.6 million in the first quarter, compared to $106.5 million in the first quarter of 2025. The $37.9 million decrease in cash flow from operations was primarily related to a $62.4 million decrease in cash generated by changes in net operating working capital, due to a $73.5 million sequential increase in net operating working capital in the first quarter of 2026 compared to an $11.1 million sequential increase in the first quarter of 2025.
In the first quarter of 2026, cash returned to shareholders totaled $359.8 million, with $280.7 million in repurchases of common stock and $79.0 million in cash dividends.
Capital expenditures totaled $15.0 million in the quarter. Capital expenditures for 2026 are expected to be $75 million to $85 million.

About C.H. Robinson
C.H. Robinson is the global leader in Lean AI supply chains. For more than a century, companies everywhere have looked to us to reimagine how goods move. Now, as we redefine what’s next for the industry, that same drive fuels our commitment to Building Tomorrow’s Supply Chains, Today™. Trusted by 75,000 customers and 450,000 contract carriers, we manage 37 million shipments annually, representing $23 billion in freight. We deliver tailored solutions across the world via truckload, less-than-truckload, ocean, air, and more. With our unique combination of human insight and Lean AI working as one, supply chains move faster, smarter, and more sustainably. As a responsible global citizen, we proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business, including reliance on third-party platforms and cybersecurity related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide First Quarter 2026 Earnings Conference Call
Wednesday, April 29, 2026; 5:30 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through C.H. Robinson's Investor Relations website at investor.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended March 31,
	2026	2025	% change
Adjusted gross profits(1):
Transportation
Truckload	$251,599	$262,288	(4.1)%
LTL	163,448	148,411	10.1%
Ocean	89,919	115,335	(22.0)%
Air	32,724	32,810	(0.3)%
Customs	32,320	26,920	20.1%
Other logistics services	58,391	54,781	6.6%
Total transportation	628,401	640,545	(1.9)%
Sourcing	32,092	32,543	(1.4)%
Total adjusted gross profits	$660,493	$673,088	(1.9)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended March 31,
	2026	2025	% change
Revenues:
Transportation	$3,643,711	$3,721,915	(2.1)%
Sourcing	369,223	324,825	13.7%
Total revenues	4,012,934	4,046,740	(0.8)%
Costs and expenses:
Purchased transportation and related services	3,015,310	3,081,370	(2.1)%
Purchased products sourced for resale	337,131	292,282	15.3%
Direct internally developed software amortization	13,862	15,666	(11.5)%
Total direct expenses	3,366,303	3,389,318	(0.7)%
Gross profit	$646,631	$657,422	(1.6)%
Plus: Direct internally developed software amortization	13,862	15,666	(11.5)%
Adjusted gross profit	$660,493	$673,088	(1.9)%
Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring, lease impairment, and/or loss from divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture are presented below:

	Three Months Ended March 31,
	2026	2025	% change

Total revenues	$4,012,934	$4,046,740	(0.8)%
Income from operations	175,686	176,853	(0.7)%
Operating margin	4.4%	4.4%	— bps

Adjusted gross profit	$660,493	$673,088	(1.9)%
Income from operations	175,686	176,853	(0.7)%
Adjusted operating margin	26.6%	26.3%	30	bps

Adjusted gross profit	$660,493	$673,088	(1.9)%
Adjusted income from operations	195,921	185,466	5.6%
Adjusted operating margin - excluding restructuring, lease impairment charge, and/or loss on divestiture	29.7%	27.6%	210	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring, lease impairment, and/or loss from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income (loss) from operations, adjusted operating margin - excluding restructuring, lease impairment charge and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2026
Income (loss) from operations	$145,130	$31,684	$(1,128)	$175,686
Severance and other personnel expenses	16,034	1,083	1,653	18,770
Other selling, general, and administrative expenses	42	1,427	(4)	1,465
Total adjustments to income from operations(1)	16,076	2,510	1,649	20,235
Adjusted income from operations	$161,206	$34,194	$521	$195,921

Adjusted gross profit	$431,077	$162,291	$67,125	$660,493
Adjusted income from operations	161,206	34,194	521	195,921
Adjusted operating margin - excluding restructuring	37.4%	21.1%	0.8%	29.7%

	Three Months Ended March 31, 2026
	$ in 000's	per share
Net income and per share (diluted)	$147,233	$1.22
Restructuring and related costs, pre-tax	20,235	0.17
Tax effect of adjustments	(4,619)	(0.04)
Adjusted net income and per share (diluted)	$162,849	$1.35
____________________________________________
(1) The three months ended March 31, 2026 includes severance and other personnel expenses of $18.8 million related to workforce reductions and $1.5 million of other charges.

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2025
Income (loss) from operations	$143,671	$42,943	$(9,761)	$176,853
Severance and other personnel expenses	—	—	1,187	1,187
Other selling, general, and administrative expenses	—	—	7,426	7,426
Total adjustments to income from operations(1)	—	—	8,613	8,613
Adjusted income (loss) from operations	$143,671	$42,943	$(1,148)	$185,466

Adjusted gross profit	$418,324	$184,628	$70,136	$673,088
Adjusted income (loss) from operations	143,671	42,943	(1,148)	185,466
Adjusted operating margin - excluding lease impairment charge and loss on divestiture	34.3%	23.3%	N/M	27.6%

	Three Months Ended March 31, 2025
	$ in 000's	per share
Net income and per share (diluted)	$135,302	$1.11
Lease impairment charge, pre-tax	6,259	0.05
Loss on divestiture, pre-tax	2,354	0.02
Tax effect of adjustments	(1,026)	(0.01)
Adjusted net income and per share (diluted)	$142,889	$1.17
____________________________________________
(1) The three months ended March 31, 2025 includes severance and other personnel expenses of $1.2 million related to the divestiture of our Europe Surface
Transportation business and $7.4 million of other charges, which includes a $6.3 million impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended March 31,

	2026	2025	% change

Revenues:
Transportation	$3,643,711	$3,721,915	(2.1)%
Sourcing	369,223	324,825	13.7%
Total revenues	4,012,934	4,046,740	(0.8)%
Costs and expenses:
Purchased transportation and related services	3,015,310	3,081,370	(2.1)%
Purchased products sourced for resale	337,131	292,282	15.3%
Personnel expenses	352,723	348,553	1.2%
Other selling, general, and administrative expenses	132,084	147,682	(10.6)%
Total costs and expenses	3,837,248	3,869,887	(0.8)%
Income from operations	175,686	176,853	(0.7)%
Interest and other income/expense, net	(9,013)	(20,051)	(55.0)%
Income before provision for income taxes	166,673	156,802	6.3%
Provision for income taxes	19,440	21,500	(9.6)%
Net income	$147,233	$135,302	8.8%

Net income per share (basic)	$1.23	$1.12	9.8%
Net income per share (diluted)	$1.22	$1.11	9.9%

Weighted average shares outstanding (basic)	119,803	120,969	(1.0)%
Weighted average shares outstanding (diluted)	121,010	121,932	(0.8)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2026
Total revenues	$2,947,323	$664,730	$400,881	$4,012,934
Adjusted gross profits(1)	431,077	162,291	67,125	660,493
Income (loss) from operations	145,130	31,684	(1,128)	175,686
Depreciation and amortization	4,763	1,935	18,154	24,852
Total assets(2)	3,095,674	1,098,418	1,041,327	5,235,419
Average employee headcount	4,752	3,848	3,105	11,705

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended March 31, 2025
Total revenues	$2,868,420	$774,888	$403,432	$4,046,740
Adjusted gross profits(1)	418,324	184,628	70,136	673,088
Income (loss) from operations	143,671	42,943	(9,761)	176,853
Depreciation and amortization	4,809	2,139	18,694	25,642
Total assets(2)	2,989,401	1,292,915	943,798	5,226,114
Average employee headcount	5,280	4,514	3,553	13,347
_______________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$159,665	$160,871
Receivables, net of allowance for credit loss	2,542,172	2,360,829
Contract assets, net of allowance for credit loss	181,862	156,441
Prepaid expenses and other	123,718	120,402
Total current assets	3,007,417	2,798,543

Property and equipment, net of accumulated depreciation and amortization	111,105	116,362
Right-of-use lease assets	274,782	278,323
Intangible and other assets, net of accumulated amortization	1,842,115	1,865,153
Total assets	$5,235,419	$5,058,381

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,366,305	$1,241,276
Accrued expenses:
Compensation	110,970	188,838
Transportation expense	144,976	120,708
Income taxes	26,917	33,745
Other accrued liabilities	175,658	174,955
Current lease liabilities	71,662	72,180
Total current liabilities	1,896,488	1,831,702

Long-term debt	1,342,727	1,089,438
Noncurrent lease liabilities	230,097	233,768
Noncurrent income taxes payable	38,048	34,875
Deferred tax liabilities	22,018	21,526
Other long-term liabilities	1,920	1,425
Total liabilities	3,531,298	3,212,734

Total stockholders’ investment	1,704,121	1,845,647
Total liabilities and stockholders’ investment	$5,235,419	$5,058,381

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except employee count)

	Three Months Ended March 31,
Operating activities:	2026	2025
Net income	$147,233	$135,302
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	24,852	25,642
Provision for credit losses	1,725	1,315
Stock-based compensation	28,295	23,146
Deferred income taxes	22,236	15,675
Excess tax benefit on stock-based compensation	(23,895)	(7,032)
Change in loss on disposal group	—	(569)
Other operating activities	1,332	6,665
Changes in operating elements:
Receivables	(197,522)	(70,602)
Contract assets	(25,628)	2,898
Prepaid expenses and other	(3,363)	(10,994)
Right of use asset	1,696	19,315
Accounts payable and outstanding checks	125,397	58,699
Accrued compensation	(77,992)	(71,579)
Accrued transportation expenses	24,268	(2,071)
Accrued income taxes	20,057	19,445
Other accrued liabilities	4,567	(12,535)
Lease liability	(3,228)	(26,615)
Other assets and liabilities	(1,431)	426
Net cash provided by operating activities	68,599	106,531
Investing activities:
Purchases of property and equipment	(2,635)	(3,348)
Purchases and development of software	(12,381)	(12,734)
Cash used for acquisitions	(150)	—
Proceeds from divestiture	11,828	27,737
Net cash (used for) provided by investing activities	(3,338)	11,655
Financing activities:
Proceeds from stock issued for employee benefit plans	40,362	16,808
Stock tendered for payment of withholding taxes	(68,080)	(49,829)
Repurchase of common stock	(212,659)	(47,700)
Cash dividends	(79,030)	(77,490)
Proceeds from long-term borrowings	678,000	—
Payments on long-term borrowings	(425,000)	—
Proceeds from short-term borrowings	—	682,000
Payments on short-term borrowings	—	(670,000)
Net cash used for financing activities	(66,407)	(146,211)
Effect of exchange rates on cash and cash equivalents	(60)	1,429
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	(1,206)	(26,596)
Plus: net decrease in cash and cash equivalents within assets held for sale	—	10,776
Cash and cash equivalents, beginning of period	160,871	145,762
Cash and cash equivalents, end of period	$159,665	$129,942

Employees as of March 31	11,554	12,912

Source: C.H. Robinson
CHRW-IR